 April 27, 2004

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America Prices Euro Offering

London - Bank of America Corporation today priced a €1.0 billion ($1.2 billion equivalent) in senior notes for distribution primarily in Europe.

The notes are redeemable at the option of Bank of America Corporation beginning on May 6th, 2014.

The notes bear interest at 4 ¾ percent per annum, payable annually on May 6th with the first interest payment on May 6th, 2005 and ending with the interest payment on May 6th, 2014. Thereafter, if the notes have not been redeemed, the notes will bear interest at 3 Month EURIBOR +146 bps beginning with the interest payment on May 6th, 2015. The notes mature on May 6th, 2019.

These notes will be sold through managers led by Banc of America Securities Limited. Co-managers include Banca IMI, Banco Bilbao Vizcaya Argentaria, S.A., BNP PARIBAS, Credit Suisse First Boston, HVB Corporates & Markets, ING Financial Markets, Santander Central Hispano, and The Royal Bank of Scotland. Closing is scheduled for May 6th, 2004.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Banc of America Securities Limited will act as stabilization manager. Stabilization will be conducted in accordance with applicable laws including FSA/IPMA.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com/newsroom

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